UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2011

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On May 19, 2011, InterAct911 Mobile Systems, Inc. exercised its option to prepay the balance due of $3,222,000 under the Note Receivable issued to BIO-key for the sale of the Law Enforcement division. The total purchase price paid by InterAct911 to BIO-key for their former Law Enforcement Division, after customary closing adjustments was approximately $11.3 million.  Of that amount, approximately $7.3 million was received by BIO-key in cash at the closing in December 2009 and InterAct911 issued a guaranteed, secured three-year promissory note for the remaining $4 million due by December 2012.  In consideration for the early payment from InterAct911, BIO-key accepted a $150,000 discount on the principal amount due.   The Company’s Secured Promissory Note holders have agreed to absorb $50,000 of the discount with the remainder borne by the Company.  The total amount received by the Company was $3,113,654 which included principal and interest income net of the discount and legal fees incurred.

On May 20, 2011, BIO-key exercised its prepayment option and paid the outstanding balance owed to its principal investor on its Secured Promissory Note in the amount of $3,157,759.  The total amount paid by the Company was $3,192,421 and included principal and interest less the principal investor’s share of the discount described above.

On May 25, 2011, BIO-key International, Inc. (the “Company”) issued a press release announcing its receipt of early payment on its Note Receivable and the company’s plans to retire its Secured Promissory Note which is included as an exhibit to a Current Report on Form 8-K. A copy of the press release issued by the Company on May 25, 2011 is attached as Exhibit 99.

The information, including the exhibit attached hereto, in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01.              Financial Statements, Pro Forma Financial Information and Exhibit.

(d)           Exhibits

99.1         Press Release, dated May 25, 2011, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: May 25, 2011
	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 25, 2011, issued by the Company.